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Exhibit 10.15

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        This AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is entered into as of April 7, 2003 by and between Price Legacy Corporation, a Maryland corporation (the "Company"), and Gary B. Sabin ("Executive").

RECITALS

        A.    The Company and Executive (collectively, the "Parties" and individually, a "Party") are parties to that certain Employment Agreement dated July 1, 1999 relating to Executive's employment by the Company (the "Prior Agreement").

        B.    Executive is currently Co-Chairman of the Board and Chief Executive Officer of the Company.

        C.    The Company and Executive desire to amend, restated and supercede the Prior Agreement in its entirety effective as of April 7, 2003 (the "Effective Time") on the terms and conditions set forth in this Agreement.

AGREEMENT

        IN CONSIDERATION of the premises and the mutual covenants set forth below, the Parties hereby agree as follows:

        1.    Employment.    The Company hereby agrees to employ Executive as Co-Chairman of the Board of Directors and Chief Executive Officer of the Company, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

        2.    Term.    The period of employment of Executive by the Company hereunder (the "Employment Period") shall commence on the Effective Time and shall continue through December 31, 2004. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement. Upon its expiration or termination, on December 31, 2004 or earlier, Executive shall cease to be an employee of the Company and there shall be no implied continuation or renewal of this Agreement or of his employment.

        3.    Position and Duties.

          (a)    Duties and Responsibilities of Executive.    During the Employment Period, Executive shall serve as Co-Chairman of the Board of Directors and Chief Executive Officer of the Company. Executive shall have those powers and duties normally associated with the positions of Co-Chairman of the Board of Directors and Chief Executive Officer and such other powers and duties as may be prescribed by the Board of Directors of the Company (the "Board"). Executive shall devote such time, attention and energies to Company affairs as are necessary to fully perform his duties (other than absences due to illness or vacation) for the Company. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not materially and adversely affect the ability of Executive to fully perform his duties and responsibilities hereunder, to manage Executive's personal, financial and legal affairs, and serve on civic or charitable boards or committees.

          (b)    Executive Committee.    Notwithstanding the foregoing, during the Employment Period, Executive shall obtain the prior written consent of the Executive Committee of the Board before taking or causing the Company to take any action described on Exhibit A hereto.

        4.    Place of Performance.    The principal place of employment of Executive shall be at the Company's operating offices in San Diego, California.

        5.    Compensation and Related Matters.

          (a)    Salary.    During the Employment Period, the Company shall pay Executive an annual base salary of $325,000 ("Base Salary"). Executive's Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices. If Executive's Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

          (b)    Bonus.    Executive shall be eligible to participate in the Performance Based Incentive Plan (the "Performance Plan") on the terms and subject to the conditions described on Exhibit B hereto.

          (c)    Stock Options.    Executive shall be eligible to participate in the Company's Stock Option Plan in the same manner as its other executives, as determined in the discretion of the Company's Compensation Committee.

          (d)    Expenses.    The Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

          (e)    Vacation.    Executive shall be entitled to the number of weeks of vacation per year provided to the Company's senior executive officers, but in no event less than four (4) weeks annually. Any vacation time not used in any calendar year shall not be carried over, but shall expire.

          (f)    Welfare, Pension and Incentive Benefit Plans.    During the Employment Period, Executive (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, life insurance, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives; provided that Executive acknowledges that the Performance Plan shall be the only incentive or long-term performance plan in which Executive shall participate.

          (g)    Automobile Allowance.    During the Employment Period, the Company shall provide Executive with an automobile allowance of $6,000 per year.

        6.    Termination.    Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

          (a)    Death.    Executive's employment hereunder shall terminate upon his death.

          (b)    Disability.    If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination (as defined in Section 7(a)) is given after such six (6) month period, Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Executive's employment hereunder for "Disability", and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

          (c)    Cause.    The Company shall have the right to terminate Executive's employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment upon:

              (i)  Executive's conviction of, or plea of guilty or nolo contendere to, a felony;

            (ii)  Executive's willful and continued failure to use reasonable best efforts to substantially and materially perform his duties hereunder (other than such failure resulting from Executive's incapacity due to physical or mental illness or subsequent to the issuance of a Notice of Termination by Executive for Good Reason (as defined in Section 6(d)) after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes Executive has not used reasonable best efforts to substantially and materially perform his duties;

            (iii)  Executive's willful misconduct (including, but not limited to, a willful breach of the provisions of Section 13) that is materially economically injurious to the Company or to any entity in control of, controlled by or under common control with the Company ("Affiliate"); or

            (iv)  Executive's material failure to comply with Executive's obligations under Section 3(b) of this Agreement, but excluding inadvertent or inconsequential failures unless they are of a recurring nature, after the Company (A) delivers to Executive a written notice specifically identifying the manner in which the Company believes Executive has materially failed to comply with Executive's obligations under Section 3(b) and (B) provides Executive a reasonable opportunity (not to exceed fifteen (15) days) to cure such failure or to commence such cure (if such failure cannot be cured with in such fifteen (15)-day period); provided, that Executive diligently prosecutes such cure thereafter.

          For purposes of this Section 6(c), no act, or failure to act, by Executive shall be considered "willful" unless it is committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or any Affiliates thereof; provided, however, that the willful requirement outlined in paragraphs (ii) or (iii) above shall be deemed to have been satisfied if the Executive's action or non-action continues for more than ten (10) days after Executive has received written notice of the inappropriate action or non-action, or, after it has ceased, it is thereafter recommenced or repeated or, if such action or non-action cannot be cured within such ten (10)-day period, Executive shall not have begun to cure such action or non-action within such ten (10)-day period and shall not continue to diligently prosecute such cure thereafter.

          (d)    Good Reason.    If Executive's employment and this Agreement have not previously been terminated, Executive may terminate his employment for "Good Reason" within thirty (30) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events that has not been cured within thirty (30) days after written notice thereof has been given by Executive to the Company:

              (i)  the assignment to Executive of duties materially and adversely inconsistent with Executive's status as Co-Chairman of the Board and Chief Executive Officer of the Company or a material and adverse alteration in the nature of Executive's duties and/or responsibilities, reporting obligations, titles or authority set forth in this Agreement (other than by reason of his incapacity);

            (ii)  a reduction by the Company in Executive's Base Salary or a failure by the Company to pay any such amounts or any amounts due to Executive under the Performance Plan when due;

            (iii)  the relocation of the Company's San Diego operating office or Executive's own office location more than thirty (30) miles from San Diego, California;

            (iv)  any purported termination of Executive's employment for Cause which is not effected pursuant to the procedures of Section 6(c);

            (v)  the Company's failure to substantially provide any material employee benefits due to be provided to Executive hereunder;

            (vi)  the Company's failure to provide in all material respects the indemnification set forth in Section 14 of this Agreement; or

          (vii)  a Change in Control (as defined below) of the Company.

          Executive's right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness (unless Executive's employment shall have previously been terminated for that reason). Executive's continued employment during the thirty (30) day period referred to above in this Section 6(d) shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

          For purposes of this Agreement, a "Change in Control" of the Company means the occurrence of one of the following events:

            (1)  individuals who, at the Effective Time, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Time whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director;

            (2)  any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Commencement Date, a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that an event described in this paragraph (2) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) the Company or any majority-owned subsidiary (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, (D) any person pursuant to a Non-Qualifying Transaction (as defined in paragraph (3)), or (E) Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive);

            (3)  the consummation of a merger, consolidation, share exchange or similar form of transaction involving the Company or any of its subsidiaries, or the sale of all or substantially all of the Company's assets (a "Business Transaction"), unless immediately following such Business Transaction (i) more than 50% of the total voting power of the entity resulting from such Business Transaction or the entity acquiring the Company's assets in such Business Transaction (the "Surviving Corporation") is beneficially owned, directly or indirectly, by the Company's shareholders immediately prior to any such Business Transaction, and (ii) no person (other than the persons set forth in clauses (A), (B), or (C) of paragraph (2) above or any tax-qualified, broad-based employee benefit plan of the Surviving Corporation or its Affiliates) beneficially owns, directly or indirectly, 30% or more of the total voting power of the Surviving Corporation (a "Non-Qualifying Transaction");

            (4)  Board approval of a liquidation or dissolution of the Company, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by the Company's shareholders in substantially the same proportions as such shareholders owned the Company's outstanding voting common equity interests immediately prior to such liquidation and such ongoing entity assumes all existing obligations of the Company to Executive under this Agreement; or

            (5)  Gary B. Sabin is no longer serving as Co-Chairman of the Board of Directors by virtue of being asked to resign or by not being placed on the ballot for the election of directors. Should he not be able to serve as chairman due to death or disability or should he, of his own free will and choice, elect to resign or not sit for reelection, then it shall not be deemed to be an event of Change in Control.

          (e)    Without Cause or Good Reason.    The Company shall have the right to terminate Executive's employment without Cause and Executive shall have the right to terminate his employment hereunder without Good Reason by providing the other Party with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

        7.    Termination Procedure.

          (a)    Notice of Termination.    Any termination of Executive's employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other Party in accordance with Section 17. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

          (b)    Date of Termination.    "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

        8.    Benefits Following Termination or During Disability.    In the event Executive is disabled or his employment terminates during the Employment Period, the provisions of this Section 8 shall become effective. Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period.

          (a)    Termination By Company Without Cause or By Executive for Good Reason.    If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason:

              (i)  the Company shall pay to Executive his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination;

            (ii)  the Company shall reimburse Executive pursuant to Section 5(d) for reasonable expenses incurred, but not paid prior to such termination of employment;

            (iii)  if Executive elects not to exercise the Building Option (as defined below) in accordance with the provisions of Section 10, the Company shall pay to Executive an amount equal to his Base Salary through the remainder of the Employment Period in a single lump sum payment within seven (7) days following the Date of Termination;

            (iv)  the Company shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependents for a period of one (1) year following the Date of Termination the medical, hospitalization, dental, disability and life insurance programs in which Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination or with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs ("Continued Benefits"), provided, that such Continued Benefits shall terminate on the date or dates Executive receives substantially equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis);

            (v)  the Company shall pay to Executive the bonus to which Executive is entitled under the Performance Plan that Executive earned pursuant to the terms of the Performance Plan through the Date of Termination within seven (7) days following the Date of Termination;

            (vi)  all options to purchase shares of capital stock of the Company granted to Executive shall fully vest as of the Date of Termination and shall continue to be outstanding and exercisable and the expiration date of such options shall be extended to the date one (1) year following the Date of Termination;

          (vii)  Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of the Company's 401(k) plan; and

          (viii)  the Company shall eliminate any and all restrictions on Executive's ability either to engage in any activities, directly or indirectly, in competition with the Company (including, without limitation, the restrictions set forth in Section 13(c) of this Agreement but not the restrictions set forth in Sections 13(a) and (b)), or to make any investment in competition with the Company, and shall execute all documents necessary or reasonably requested by Executive to reflect such elimination of restrictions.

          The foregoing notwithstanding, the total of the severance payments payable under this Section 8(a) shall be reduced to the extent the payment of such amounts would cause Executive's total termination benefits (as determined by Executive's tax advisor) to constitute an "excess" parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and by reason of such excess parachute payment Executive would be subject to an excise tax under Section 4999(a) of the Code, but only if Executive determines that the after-tax value of the termination benefits calculated with the foregoing restriction exceed those calculated without the foregoing restriction.

          (b)    Termination for Cause.    If Executive's employment is terminated by the Company for Cause:

              (i)  the Company shall pay Executive his Base Salary through the Date of Termination, as soon as practicable following the Date of Termination;

            (ii)  the Company shall reimburse Executive pursuant to Section 5(d) for reasonable expenses incurred, but not paid prior to such termination of employment, unless such termination resulted from a misappropriation of Company funds;

            (iii)  the Company shall pay to Executive the bonus to which Executive is entitled under the Performance Plan that Executive earned pursuant to the terms of the Performance Plan through the Date of Termination within seven (7) days following the Date of Termination;

            (iv)  Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of the Company's 401(k) plan; and

            (v)  the Company shall pay to Executive any other amounts that the Company is required to pay to Executive under applicable law.

          (c)    Termination By Executive Without Good Reason.    If Executive's employment is terminated by Executive (other than for Good Reason):

              (i)  the Company shall pay Executive his Base Salary and, to the extent required by law or the Company's vacation policy, his accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination;

            (ii)  the Company shall reimburse Executive pursuant to Section 5(d) for reasonable expenses incurred, but not paid prior to such termination of employment, unless such termination resulted from a misappropriation of Company funds;

            (iii)  the Company shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependents for a period of one (1) year following the Date of Termination the Continued Benefits, provided, that such Continued Benefits shall terminate on the date or dates Executive receives substantially equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis);

            (iv)  all options to purchase shares of capital stock of the Company granted to Executive that are vested as of the Date of Termination shall continue to be outstanding and exercisable and the expiration date of such options shall be extended to the date one (1) year following the Date of Termination;

            (v)  the Company shall pay to Executive the bonus to which Executive is entitled under the Performance Plan that Executive earned pursuant to the terms of the Performance Plan through the Date of Termination within seven (7) days following the Date of Termination; and

            (vi)  Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of the Company's 401(k) plan.

          (d)    Disability.    During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b). In the event Executive's employment is terminated for Disability pursuant to Section 6(b):

              (i)  the Company shall pay to Executive (A) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) continued Base Salary (as provided for in Section 5(a)) and Continued Benefits through the Expiration Date (as defined below);

            (ii)  the Company shall reimburse Executive pursuant to Section 5(d) for reasonable expenses incurred, but not paid prior to such termination of employment;

            (iii)  the Company shall pay to Executive the bonus to which Executive is entitled under the Performance Plan that Executive earned pursuant to the terms of the Performance Plan through the Date of Termination within seven (7) days following the Date of Termination; and

            (iv)  Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of the Company's 401(k) plan.

          (e)    Death.    If Executive's employment is terminated by his death:

              (i)  the Company shall pay in a lump sum to Executive's beneficiary, legal representatives or estate, as the case may be, Executive's Base Salary through the Date of Termination and one (1) times Executive's annual rate of Base Salary, and shall provide Executive's spouse and dependents with Continued Benefits for one (1) year;

            (ii)  the Company shall reimburse Executive's beneficiary, legal representatives, or estate, as the case may be, pursuant to Section 5(d) for reasonable expenses incurred, but not paid prior to such termination of employment;

            (iii)  the Company shall pay to Executive's beneficiary, legal representatives or estate, as the case may be, the bonus to which Executive is entitled under the Performance Plan that Executive earned pursuant to the terms of the Performance Plan through the Date of Termination within seven (7) days following the Date of Termination; and

            (iv)  Executive's beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of the Company's 401(k) plan.

          (f)    Expiration.    If the Agreement is not renewed or extended prior to the date the Employment Period expires (the "Expiration Date"):

              (i)  the Company shall pay to Executive his Base Salary and accrued vacation pay through the Expiration Date, as soon as practicable following the Expiration Date;

            (ii)  the Company shall reimburse Executive pursuant to Section 5(d) for reasonable expenses incurred, but not paid prior to the Expiration Date;

            (iii)  the Company shall pay to Executive the bonus to which Executive is entitled under the Performance Plan that Executive earned pursuant to the terms of the Performance Plan through the Expiration Date within seven (7) days following the Expiration Date;

            (iv)  the Company shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependents for a period of one (1) year following the Expiration Date the Continued Benefits, provided, that such Continued Benefits shall terminate on the date or dates Executive receives substantially equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis);

            (v)  all options to purchase shares of capital stock of the Company granted to Executive shall fully vest as of the Expiration Date and shall continue to be outstanding and exercisable and the expiration date of such options shall be extended to the date one (1) year following the Expiration Date; and

            (vi)  Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of the Company's 401(k) plan.

        9.    Board of Directors.    Executive agrees to resign from the Board, including as Co-Chairman of the Board, immediately upon any termination of Executive's employment by the Company for Cause or due to Disability.

        10.    Building Option.    Subject to compliance with the terms and conditions of this Agreement, during the sixty (60)-day period following any termination of Executive's employment with the Company (other than termination prior to April 1, 2004 by Executive without Good Reason or prior to April 1, 2004 by the Company for Cause) or following a Change in Control, but in no event later than February 28, 2005, Executive shall have the option (the "Building Option") to purchase from the Company the Excel Centre office building located at 17140 Bernardo Center Drive, San Diego, California, including the assumption of that certain Master Lease and Option Agreement by and between the Company and Rose Canyon Business Park LP, dated as of December 12, 2000, at a price of $15 million, which price will include the TenantFirst Management Contract and the furniture and equipment in the large conference room and areas occupied by Executive, Richard B. Muir, Graham R. Bullick, S. Eric Ottesen, Mark T. Burton and James Nakagawa (collectively, the "Management Group"). If permitted by applicable state and federal law, at the election of Executive, the Company will provide seller financing of up to $3,348,000 to facilitate the purchase of the building. Such seller financing will be due and payable in full six (6) months following consummation of the purchase of the building, will accrue interest at a rate equal to eight percent (8%) per annum and will be secured by that number of shares of capital stock of the Company held by the Management Group that is equal to the amount of the seller financing divided by the Share Value (as defined below). Such seller financing will also be secured by a subordinate lien on the building. Subject to the provisions of Section 11, the shares of capital stock of the Company held as collateral for such financing will be released to the Management Group proportionally to any repayment of the financing. For purposes of this Agreement, Share Value shall mean the average closing price of the Company's common stock during the twenty (20) trading days prior to the effective date of Executive's resignation or termination.

        11.    Company Stock.    Upon the terms and conditions of this Section 11, the Company agrees to purchase from Executive the shares of the Company's capital stock currently owned by Executive. Such purchase will be made at the election of Executive at any time during the sixty (60)-day period following any termination of Executive's employment with the Company other than for Cause. Such capital stock shall be purchased by the Company at a purchase price per share equal to the Share Value thereof; provided, however, that the aggregate purchase price of the shares purchased by the Company from the Management Group under this Section 11 shall not exceed $3,348,000. Such election may only be made if all of the proceeds of such sale are used to exercise the Building Option and/or repay any financing provided by the Company resulting from an exercise of the Building Option. The shares subject to such put right are listed on Exhibit C hereto. Such shares must be delivered to the Company free and clear of all liens.

        12.    Mitigation.    Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment (except for the termination of obligations relating to Continued Benefit specifically provided above). Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive, and the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

        13.    Confidential Information, Ownership of Documents; Non-Competition.

          (a)    Confidential Information.    Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Executive during Executive's employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

          (b)    Removal of Documents; Rights to Products.    All records, files, drawings, documents, models, equipment, and the like relating to the Company's business, which Executive has control over shall not be removed from the Company's premises without its written consent, unless such removal is in the furtherance of the Company's business or is in connection with Executive's carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive's employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Executive shall assign to the Company all rights to trade secrets and other products relating to the Company's business developed by him alone or in conjunction with others at any time while employed by the Company.

          (c)    Protection of Business.    During the Employment Period and until the first anniversary of Executive's Date of Termination (but only in the event Executive terminates employment without Good Reason prior to April 1, 2004 or Executive is terminated by the Company for Cause prior to April 1, 2004), Executive will not (i) pursue or attempt to develop any project known to Executive and which the Company or any of its Affiliates (the "Designated Entities") are pursuing, developing or attempting to develop as of the Date of Termination, unless such project has been inactive for over nine (9) months (a "Project"), directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, (ii) divert to any entity which is engaged in any business conducted by the Designated Entities in the same geographic area as the Designated Entities, any Project, or (iii) solicit any officer, employee (other than secretarial staff or any member of the Management Group) or consultant of any of the Designated Entities to leave the employ of any of the Designated Entities. Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than three (3%) percent of any publicly traded corporation, whether or not such corporation is in competition with the Company, and Executive shall not be prohibited from owning equity securities of, and acting as an officer and director of, the Company. If, at any time, the provisions of this Section 13(c) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 13(c) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this Section 13(c) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

          (d)    Injunctive Relief.    In the event of a breach or threatened breach of this Section 13, Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

          (e)    Continuing Operation.    Except as specifically provided in this Section 13, the termination of Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 13.

        14.    Indemnification.

          (a)    General.    The Company agrees that if Executive is made a party or a threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that Executive is or was a trustee, director or officer of the Company or any subsidiary of the Company or is or was serving at the request of the Company or any subsidiary as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Maryland law and not prohibited by federal law, as the same exists or may hereafter be amended or authoritatively interpreted, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

          (b)    Expenses.    As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

          (c)    Enforcement.    If a claim or request under this Agreement is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Maryland law.

          (d)    Partial Indemnification.    If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company, shall nevertheless indemnify Executive for the portion of such Expenses to which Executive is entitled.

          (e)    Advances of Expenses.    Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such Expenses; but, only in the event that Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Executive is not entitled to indemnification and (ii) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

          (f)    Notice of Claim.    Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive's power and at such times and places as are convenient for Executive.

          (g)    Defense of Claim.    With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

              (i)  The Company will be entitled to participate therein at its own expense; and

            (ii)  Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in the Company's sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

            (iii)  The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive's written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

          (h)    Non-exclusivity.    The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 14 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the declaration of trust or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

        15.    Legal Fees and Expenses.    If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive's claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the final resolution of such contest or dispute to the extent the Company receives reasonable written evidence of such fees and expenses.

        16.    Successors; Binding Agreement.

          (a)    Company's Successors.    No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 16 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b)    Executive's Successors.    No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive's death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive's interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

        17.    Notice.    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, or sent by nationally-recognized, overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

      If to Executive:

      Gary B. Sabin
      c/o Price Legacy Corporation
      17140 Bernardo Center Drive, Suite 300
      San Diego, CA 92128

      If to the Company:

      Price Legacy Corporation
      17140 Bernardo Center Drive, Suite 300
      San Diego, CA 92128
      Attn: CEO

or to such other address as any party may have furnished to the others in writing in accordance herewith. All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (d) in the case of mailing, on the third business day following such mailing.

        18.    Miscellaneous.    No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. Except to the extent of any rights for indemnification that are governed by the laws of the State of Maryland, the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

        19.    Validity.    The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        20.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        21.    Entire Agreement.    This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

        22.    Shareholder Approval.    The Company represents and warrants to Executive that no shareholder approval is required for the Company to enter into this Agreement and provide the benefits hereunder and to enter into the agreements described in Section 5.

        23.    Noncontravention.    The Company represents that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or certificate of incorporation, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company's ability to enter into or perform this Agreement.

        24.    Section Headings.    The section headings in this Employment Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

        25.    Amendment of Prior Agreement.    The Prior Agreement between Executive and the Company is hereby amended, restated and superceded in its entirety by this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Company:

PRICE LEGACY CORPORATION, a Maryland corporation

By:	/s/ JACK MCGRORY
Name:	Jack McGrory
Title:	Chairman of the Board

Executive:

/s/ GARY B. SABIN Gary B. Sabin

EXHIBIT A

EXECUTIVE COMMITTEE APPROVAL ITEMS

  •
  All Acquisitions and Dispositions

  •
  All New Joint Ventures

  •
  All Forms of Debt Incurred Including but not Limited to Construction Loans; Permanent Financing; Loan Extensions (excludes borrowings from the existing line of credit for operational items)

  •
  All Leases of Space in Excess of 10,000 SF

  •
  All Single Capital Expenditures in Excess of $50,000 unless Approved in Conjunction with a Lease Transaction or in the Approved Plan or Approved Budgets

  •
  All Construction and A&E Contracts for New Centers which are in Excess of the Approved Plan

  •
  Discuss and Approve Litigation Settlement Strategies

  •
  Annual Plan and 10-K and 10-Q filings. Review Quarterly Report Plan Actuals vs. Budgets

EXHIBIT B

PERFORMANCE BASED INCENTIVE PLAN

        The Company shall implement a Performance Based Incentive Plan for senior management to provide incentives to senior management to complete strategic business objectives as determined by the Compensation Committee of the Board of Directors. The Compensation Committee shall establish performance criteria and awards for achievement of the pre-established strategic objectives. Determinations as to completion of any given objective shall be made by the Compensation Committee of the Board of Directors; provided, however, that if senior management disagrees with a decision of the Compensation Committee they shall have the right to appeal such decision to the Executive Committee of the Board of Directors, and in such event, the Executive Committee's determination shall be final and binding. Upon the completion of a given objective, a cash payment in the amount established by the Compensation Committee to be awarded to senior management shall be awarded and paid as provided below within seven (7) days after the Compensation Committee determined completion of the respective objective. The aggregate amount of the Incentive Compensation Pool shall be $3,000,000.

        Gary Sabin shall receive 25% of the Incentive Compensation Pool allocation for each objective or task completed and shall evaluate the contribution toward achieving the stated objectives of each of the following executives: Richard B. Muir, Graham R. Bullick, Ph.D., S. Eric Ottesen, Mark T. Burton and James Nakagawa. Gary Sabin shall have discretion in allocating the earned Incentive Compensation Pool allocation among these executives. It is understood that the Incentive Compensation Pool as set forth above is only for the benefit of the officers mentioned, that the Incentive Compensation Pool is the only incentive or long-term performance plan in which these officers may participate and the Company shall consider other senior management personnel for compensation bonuses according to the Company's usual and customary procedures. If one of the above officers should resign or be terminated, then the Performance Based Incentive Plan shall cease with respect to such officer (except for the payment of any amount actually earned by such officer prior to the termination of his employment) and the remaining executives share shall increase pro rata.

EXHIBIT C

EXECUTIVE OFFICER STOCK OWNERSHIP

Common Stock Ownership of Price Legacy Executive Officers

Shares Subject to Put Right
Gary Sabin	2,274,347
Rick Muir	122,003
Graham Bullick	4,757
Eric Ottesen	1,333
Mark Burton	32,840
Jim Nakagawa	22,014

Total	2,457,184

Gary Sabin stock ownership breakdown

Direct Ownership
Family Trust		1,845,014
Keough #1	54,238
Keough #2	22,925
IRA	1,166
Gary Directly		78,329

Total Direct Ownership			1,923,343
Indirect Ownership
Sabin Industries		174,128
ECEG Partnerships		16,667
Children's Trust		10,000
UGMA for Children w/wife		276
UGMA for Children w/out wife		41
Sabin Foundation Shares		149,892

Total Indirect Ownership			351,004

Total Ownership w/out options			2,274,347

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AMENDED AND RESTATED EMPLOYMENT AGREEMENT
EXHIBIT A EXECUTIVE COMMITTEE APPROVAL ITEMS
EXHIBIT B PERFORMANCE BASED INCENTIVE PLAN
EXHIBIT C EXECUTIVE OFFICER STOCK OWNERSHIP